Exhibit 4.3

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

90 DAY WITHDRAWAL GUARANTEE CALCULATION ENDORSEMENT

This endorsement modifies specified provisions of the GROUP GUARANTEED INCOME CONTRACT AND CERTIFICATE to which it is attached.

This endorsement is effective [January 1, 2008].

The following provision is added to ARTICLE IV – FUNDING PHASE – CHANGES IN WITHDRAWAL GUARANTEE:

90th Day Withdrawal Guarantee Calculation

90 days after the Certificate Date, we will recalculate the Withdrawal Guarantee as if it were your Birthday.

For Genworth Life and Annuity Insurance Company,

/s/ Pamela S. Schutz

President